EXHIBIT No. 21.1

SUBSIDIARIES OF THE REGISTRANT

	Percentage Owned	State of Incorporation

Greene County Bank	100%	Tennessee

Greene County Capital Trust I	100% of Common Securities	Delaware

Greene County Capital Trust II	100% of Common Securities	Delaware

SUBSIDIARIES OF GREENE COUNTY BANK

Superior Financial Services, Inc.	100%	Tennessee

GCB Acceptance Corporation	100%	Tennessee

Fairway Title Company	100%	Tennessee